EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Global Water Resources, Inc. and subsidiaries dated March 10, 2017, appearing in the Annual Report on Form 10-K of Global Water Resources, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

April 28, 2017